CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities
Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Euro Floating Rate Senior Bearer	$631,200,000	$67,538.40
Notes Due 2013

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.2624 per 1 Euro as of October 20, 2006.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $67,538.40 fee with respect to the $631,200,000 equivalent of Euro Floating Rate Senior Bearer Notes Due 2013 sold pursuant to this registration statement is offset against those filing fees and $64,360.40 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 121 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated October 20, 2006
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Floating Rate Senior Bearer Notes Due 2013

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2013 (the “notes”) prior to the maturity date thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.
     The notes offered hereby will accrue interest from September 1, 2006 and constitute a further issuance of, and will be consolidated with, the Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2013 of Morgan Stanley issued on March 1, 2006, which we refer to as the “original notes,” and form a single series with those original notes. The issuance of these notes will increase the aggregate principal amount of the outstanding notes of this series to Euro 2,500,000,000. The notes will initially be issued in temporary global bearer form and will be designated by the temporary ISIN and temporary common code noted below. After an initial period required for tax certification, which we expect to be completed on or prior to December 1, 2006, we expect the notes offered hereby to be exchanged for notes in permanent global bearer form and to trade interchangeably with the original notes under the permanent ISIN and permanent common code noted below assigned to the original notes.
     Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.
     This document constitutes the pricing supplement relating to the issuances of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.
     We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.
     We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes.” In addition, we describe the basic features of the notes in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” subject to and as modified by the provisions described below.

Principal Amount:	Euro 500,000,000	Interest Determination
Maturity Date:	March 1, 2013	Dates:	The second TARGET
Settlement Date			Settlement Day immediately
(Original Issue Date):	October 27, 2006		preceding each interest reset
Interest Accrual Date:	September 1, 2006		date
Issue Price:	99.873%. plus accrued	Reporting Service:	Telerate (Page 248)
	interest from and including	Initial Offering Date
	September 1, 2006	for Tax Redemption:	February 22, 2006
Specified Currency:	Euro	Business Days:	London, TARGET Settlement
Redemption Percentage			Day and New York
at Maturity:	100%	Calculation Agent:	JPMorgan Chase Bank, N.A.
Base Rate:	EURIBOR		(London Branch)
Spread (Plus or Minus):	Plus 0.33%	Agent:	Morgan Stanley & Co.
Index Maturity:	Three months		International Limited
Initial Interest Rate:	3.586%	Minimum Denominations:	Euro 50,000 and integral
Initial Interest Reset Date:	December 1, 2006		multiples of Euro 1,000 in
Interest Payment Dates:	Each March 1, June 1,		excess thereof
	September 1 and December 1,	Temporary Common
	commencing December 1,	Code:	027288138
	2006	Permanent Common
Interest Payment Period:	Quarterly	Code:	024583643
Interest Reset Dates:	Each interest payment date	Temporary ISIN:	XS0272881383
Interest Reset Period:	Quarterly	Permanent ISIN:	XS0245836431
		Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

COMMERZBANK CORPORATES & MARKETS	LLOYDS TSB
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC	WESTLB AG

Supplemental Information Concerning Plan of Distribution

     We will issue these notes in temporary global bearer form with the temporary ISIN XS0272881383 and temporary common code 027288138. Once these notes have been exchanged for notes in permanent global bearer form, on or about December 1, 2006, they will be combined with our Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2013, issued on March 1, 2006, with the ISIN XS0245836431 and the common code 024583643, and offered pursuant to pricing supplement No. 29, dated February 22, 2006, to the prospectus dated January 25, 2006 and the prospectus supplement dated January 25, 2006. Following the exchange, both these notes and the original notes, in a combined aggregate principal amount of Euro 2,500,000,000, will bear the ISIN XS0245836431 and the common code 024583643.

     On October 20, 2006, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.523%, plus accrued interest from and including September 1, 2006, which we refer to as the “purchase price”. The purchase price equals the stated issue price of 99.873%, plus accrued interest from and including September 1, 2006, less a combined management and underwriting commission of 0.35% of the principal amount of the notes.

Principal Amount
Name	of Notes

Morgan Stanley & Co. International Limited	Euro 480,000,000
Commerzbank Aktiengesellschaft	5,000,000
Lloyds TSB Bank plc	5,000,000
Mitsubishi UFJ Securities International plc	5,000,000
WestLB AG	5,000,000

Total	Euro 500,000,000

European Union Transparency Obligations Directive

     The proposed European Union Transparency Obligations Directive (the “Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder’s ability to resell the notes in the secondary market.

PS-2